Exhibit 99.1
Press Release

For Immediate Release

Contact:	Christopher D. Myers President and CEO (909) 980-4030
CVB Financial Corp. Reports Record Second Quarter Earnings for 2011
•	Net income of $21.0 million for the second quarter of 2011
•	Diluted earnings per common share were $0.20 for the second quarter and $0.35 year-to-date
•	Allowance for credit losses represents 3.04% of total CBB non-covered loans & leases
•	Non-performing loans decreased to $75.1 million, down from $157.0 million at December 31, 2010, and now represent 2.35% of total CBB non-covered loans and leases
•	Non-interest bearing deposits were $1.89 billion at June 30, 2011, an increase of $193.0 million from $1.70 billion at December 31, 2010
Ontario, CA, July 20, 2011-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record earnings for the second quarter of 2011.
CVB Financial Corp. reported net income of $21.0 million for the second quarter of 2011. This figure represents the highest earnings in company history for a fiscal quarter. Earnings increased $2.0 million, or 10.64%, when compared with net income of $19.0 million for the second quarter of 2010. Diluted earnings per share were $0.20 for the second quarter of 2011. This was up $0.02, or 11.11%, from diluted earnings per share of $0.18 for the same period last year.

Second quarter 2011 operating results included $5.7 million in interest income from accelerated accretion on loans from our FDIC assisted acquisition of San Joaquin Bank (SJB), a $1.7 million reduction in other operating income from the decrease in the FDIC loss sharing asset, and zero provision for credit losses.
Chris Myers, President and CEO commented, “We are extremely proud of our strong financial results for the quarter. We have made significant progress in reducing our non-performing assets from $162.3 million at December 31, 2010 to $88.8 million at June 30, 2011. In addition, our non-interest bearing deposits continued to grow and now represent over 42% of total deposits.”
Net income for the second quarter of 2011 produced an annualized return on beginning equity of 12.69%, an annualized return on average equity of 12.67% and an annualized return on average assets of 1.31%. The efficiency ratio, excluding the provision for credit losses, was 54.33% for the quarter. Operating expenses as a percentage of average assets were 2.32%.
Net income for the six months ending June 30, 2011 was $37.6 million. This represents an increase of $2.5 million, or 7.13%, when compared with net income of $35.1 million for the same period of 2010. Diluted earnings per share for the six months ending June 30, 2011 were $0.35, an increase of $0.02, or 6.06%, over diluted earnings per share of $0.33 for the same period last year. Operating results for the first six months of 2011 include a provision for credit losses of $7.1 million. Net income for the six months ending June 30, 2011 produced a return on beginning equity of 11.26%, a return on average equity of 11.52% and a return on average assets of 1.17%.
Interest income and fees on loans for the second quarter of 2011 totaled $54.7 million, which includes $5.7 million of discount accretion from accelerated principal reductions on covered loans acquired from SJB. Excluding the discount accretion, interest income and fees on loans would have been $49.0 million for the second quarter of 2011. This represents a decrease of $5.7 million, or 10.42%, when compared to interest income and fees on loans of $54.7 million for the same period last year.
In addition to the yield adjustment to interest income of $5.7 million for the second quarter of 2011, we calculated a $1.7 million net decrease in the FDIC loss sharing asset as a result of lower estimated losses and offset by expenses to be recovered under our loss sharing agreement with the FDIC. In the quarter ended June 30, 2011, we received $7.4 million from the FDIC from previously submitted loss claims. The $1.7 million decrease in the FDIC loss sharing asset is included in other operating income.
Net Interest Income and Net Interest Margin
Net interest income, before the provision for credit losses, totaled $62.4 million for the three months ending June 30, 2011. Net interest income for the second quarter of 2011 decreased $1.8 million, or 2.83%, compared to the same period in 2010.

Excluding the impact of the yield adjustment on covered loans, net interest margin (tax equivalent) increased from 3.80% for the second quarter of 2010 to 3.92% for the second quarter of 2011. Total average earning asset yields decreased from 5.17% for the second quarter of 2010 to 4.95% for the second quarter of 2011. Total cost of funds decreased from 1.04% for the second quarter of 2010 to 0.61% for the second quarter of 2011.
Assets
The Company reported total assets of $6.46 billion at June 30, 2011. This represents an increase of $23.5 million, or 0.37%, from total assets of $6.44 billion at December 31, 2010. Earning assets (excluding the allowance for loan and lease losses) totaling $6.00 billion decreased $19.2 million, or 0.32%, when compared with earning assets of $6.02 billion at December 31, 2010.
Investment Securities
Investment securities totaled $1.98 billion at June 30, 2011. This is up from $1.79 billion at December 31, 2010. Our investment portfolio continues to perform well. As of June 30, 2011 we had a pretax unrealized gain of $43.4 million of which $20.0 million is in our municipal securities portfolio. We have no preferred stock nor trust preferred securities in our portfolio.
Virtually all of our mortgage-backed securities (“MBS”) are issued by Freddie Mac or Fannie Mae, which have the guarantee of the U.S. Government. We have one private-label mortgage-backed security that is impaired. This Alt-A bond, with a book value of $2.8 million as of June 30, 2011, has had $1.4 million in net impairment losses to date since it was purchased in early 2008, with an $119,000 impairment recorded in the second quarter of 2011.
Our municipal securities, totaling $631.0 million, are diversified among 607 individual issues and located in 30 states, with 6.0%, located within the state of California. Our largest holdings are in New Jersey at 14.6%, Illinois at 12.4% and Michigan at 12.0%. All municipal bond securities are performing.
We continue to reinvest our cash flows from the investment portfolio. During the second quarter we purchased $20.7 million in MBS with an average yield of 2.98% and $13.9 million in municipal securities with an average yield of 5.44%. MBS purchased in the second quarter have an average duration of about 3.5 years as our purchasing strategy is to minimize extension risk as interest rates rise.
Loans
Total loans and leases of $3.53 billion at June 30, 2011 decreased by $216.8 million, or 5.78%, from $3.75 billion at December 31, 2010. We attribute a significant portion of the decrease to the following:
•	$79.3 million to the non-covered dairy and livestock portfolio.
•	$42.9 million in note sales related to our former largest borrower.
•	$39.8 million from working down problem assets acquired from SJB.

We also experienced a $33.8 million decline in non-covered construction loans and a $18.9 million decline in purchased mortgage pools. The non-covered construction loans and purchased mortgage pools are considered non-core lending niches. Our core lending strategy is focused on commercial & industrial business lending, dairy and livestock lending, agribusiness lending and commercial real estate loans.
We continue to see only moderate loan demand in our market areas as a result of the weakness in the state and local economies. Many of our business owner clients are hesitating to invest in new equipment, buildings, or employees until they see stronger signs of economic recovery and stability.
Deposits & Customer Repurchase Agreements
Total deposits of $4.50 billion and customer repurchase agreements of $535.4 million totaled $5.04 billion at June 30, 2011. This represents a decrease of $21.3 million, or 0.42%, when compared with total deposits and customer repurchase agreements of $5.06 billion at December 31, 2010.
Non-interest bearing deposits were $1.89 billion at June 30, 2011, an increase of $193.0 million or 11.34% from $1.70 billion at December 31, 2010. At June 30, 2011, non-interest bearing deposits were 42.06% of total deposits, up from 37.65% at December 31, 2010 and 35.79% at June 30, 2010.
Our cost of total deposits was 0.20% for the three months ending June 30, 2011, compared to our cost of total deposits of 0.43% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.22% for the three months ending June 30, 2011 compared to 0.45% for the same period last year.
Borrowings
At June 30, 2011, we had $553.5 million in borrowings, compared to borrowings of $553.4 million at December 31, 2010 and $653.3 million at June 30, 2010. The $99.8 million decrease from June 30, 2010 was primarily due to a $100 million prepayment of FHLB borrowings in the third quarter of 2010.
Asset Quality
The FDIC and the California Department of Financial Institutions completed the field portion of their annual Safety and Soundness Examination in mid-July.
We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the 2009 SJB acquisition. The SJB loans were marked to fair value at the acquisition date and are “covered” loans as defined in the loss sharing agreement with the FDIC.

Citizens Business Bank Asset Quality (Non-covered loans)
The allowance for credit losses decreased from $105.3 million as of December 31, 2010 to $96.9 million as of June 30, 2011. The decrease was due to net loan charge-offs of $15.4 million, offset by a $7.1 million provision for credit losses during the first six months of 2011. The allowance for credit losses was 3.04% and 3.12% of total non-covered loans and leases outstanding as of June 30, 2011 and December 31, 2010, respectively.
There was zero provision for credit losses for the second quarter of 2011.
We had $75.1 million in non-performing loans at June 30, 2011, or 2.35% of total non-covered loans. This compares to non-performing loans of $157.0 million at December 31, 2010. The non-performing loans for the second quarter are summarized as follows: $24.0 million in commercial construction, $17.8 million in residential mortgages, $24.7 million in commercial real estate, $2.7 million in dairy loans, and $5.9 million in all other loans.
At June 30, 2011, we had $13.7 million in Other Real Estate Owned (“OREO”), an increase of $8.4 million from OREO of $5.3 million at December 31, 2010. At December 31, 2010, we had three OREO properties. During the first six months of 2011, we added nine properties for a total of $11.1 million to OREO. We sold two properties with an OREO value of $2.6 million for cash proceeds of $2.5 million. We now have ten OREO properties.
At June 30, 2011, we had loans delinquent 30 to 89 days of $3.9 million. This compares to delinquent loans of $3.6 million at March 31, 2011 and $9.1 million at December 31, 2010. As a percentage of total loans, delinquencies, excluding non-accruals, were 0.12% at June 30, 2011, 0.11% at March 31, 2011, and 0.27% at December 31, 2010. All loans delinquent 90 days or more were categorized as non-performing.
At June 30, 2011, we had $32.8 million in performing troubled debt restructured loans (“TDRs”), an increase of $19.5 million from performing TDRs of $13.3 million at December 31, 2010. At December 31, 2010, we had five performing TDRs and eleven at June 30, 2011. $17.1 million of the $19.5 million increase in performing TDRs is due to two commercial real estate loans that emerged out of bankruptcy court and are now paying in accordance with the terms approved by the court.
In total, non-performing assets, defined as non-covered non-accrual loans plus OREO, have decreased substantially and were $88.8 million at June 30, 2011, $114.4 million at March 31, 2011 and $162.3 million at December 31, 2010.
We have made substantial progress in reducing our classified loans. At June 30, 2011, classified loans were $445.3 million, $588.7 million at March 31, 2011 and $654.1 million at December 31, 2010.

San Joaquin Bank Asset Quality (Covered loans)
At June 30, 2011 we had $407.7 million in gross loans from SJB with a carrying value of $334.2 million, compared to $488.8 million of gross loans at December 31, 2010 and $374.0 million in carrying value. Of the gross loans, we have $104.5 million in loans 90 days or more past due as of June 30, 2011, or 25.6%, compared to $133.1 million in loans 90 days or more past due at December 31, 2010. We have 20 properties in OREO totaling $13.3 million compared to 17 properties totaling $11.3 million at December 31, 2010.
CitizensTrust
CitizensTrust has approximately $2.2 billion in assets under administration, including $1.2 billion in assets under management, as of June 30, 2011. This compares with $2.1 billion in assets under administration, including $1.1 billion in assets under management, at December 31, 2010. Revenues from CitizensTrust were $4.4 million and $4.3 million for six months ended June 30, 2011 and 2010, respectively. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.
Conference Call
Management will hold a conference call at 8:30 a.m. Pacific time/11:30 a.m. Eastern time on Thursday, July 21st (tomorrow) to discuss the Company’s second quarter 2011 financial results.
To listen to the conference call, please dial (877) 317-6789. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through July 29, 2011 at 9:00 a.m. To access the replay, please dial (877) 344-7529, passcode 10001742.
The conference call will also be simultaneously webcast over the Internet. Please visit the Company’s website at www.cbbank.com and click on the CVB Investor tab to access the call from the site. Access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for twelve months.
Corporate Overview
CVB Financial Corp. is the holding company for Citizens Business Bank, a financial services company based in Ontario, California. Citizens Business Bank serves 41 cities with 43 business financial centers and five commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.
Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor
Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; a prolonged slowdown in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; ability to repurchase our securities issued to the U.S. Treasury pursuant to its Capital Purchase Program; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and insurance) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; the ability to increase market share and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2010, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.
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CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
dollars in thousands

	June 30,		December 31,
	2011	2010	2010
Assets:
Cash and due from banks	$102,600	$56,342	$67,279
Interest-bearing balances due from Federal Reserve	304,131	394,704	286,769
Interest-bearing balances due from depository institutions	50,344	50,274	50,227

Total cash and cash equivalents	457,075	501,320	404,275

Interest-bearing balances due from depository institutions	50,190	190	50,190
Investment Securities available-for-sale	1,978,997	2,011,492	1,791,558
Investment Securities held-to-maturity	2,814	3,173	3,143
Investment in stock of Federal Home Loan Bank (FHLB)	79,744	93,962	86,744

Loans held-for-sale	7,341	2,554	2,954
Loans and lease finance receivables	3,526,596	3,929,321	3,747,740
Less allowance for credit losses	(96,895)	(118,548)	(105,259)

Net loans and lease finance receivables	3,429,701	3,810,773	3,642,481

Premises and equipment, net	38,019	42,585	40,921
Intangibles	7,262	10,872	9,029
Goodwill	55,097	55,097	55,097
Cash value of life insurance	114,766	111,385	112,901
FDIC loss sharing asset	72,007	111,992	101,461
Other assets	167,180	105,001	135,937

TOTAL	$6,460,193	$6,860,396	$6,436,691

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,894,558	$1,646,717	$1,701,523
Investment Checking	340,645	448,567	384,674
Savings/MMDA	1,381,712	1,307,002	1,342,758
Time Deposits	887,356	1,199,204	1,089,873

Total Deposits	4,504,271	4,601,490	4,518,828

Demand Note to U.S. Treasury	2,483	2,611	1,917
Customer Repurchase Agreements	535,420	745,661	542,188
Borrowings	553,526	653,254	553,390
Junior Subordinated Debentures	115,055	115,055	115,055
Other liabilities	65,753	68,341	61,458

Total Liabilities	5,776,508	6,186,412	5,792,836
Stockholders’ equity:
Stockholders’ equity	658,519	631,063	637,670
Accumulated other comprehensive income, net of tax	25,166	42,921	6,185

	683,685	673,984	643,855

TOTAL	$6,460,193	$6,860,396	$6,436,691

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(unaudited)
dollars in thousands

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Assets:
Cash and due from banks	$98,325	$101,453	$103,595	$99,038
Interest-bearing balances due from Federal Reserve	259,171	311,154	294,887	239,809
Federal funds sold and Interest-bearing balances due from depository institutions	50,307	50,032	50,278	25,430

Total cash and cash equivalents	407,803	462,639	448,760	364,277

Interest-bearing balances due from depository institutions	50,190	190	$50,190	$579
Investment securities available-for-sale	1,966,753	2,022,697	1,911,914	2,059,585
Investment securities held-to-maturity	2,941	3,303	2,970	3,480
Investment in stock of Federal Home Loan Bank (FHLB)	81,547	95,792	84,055	96,682

Loans held-for-sale	2,639	1,055	3,047	1,596
Loans and lease finance receivables	3,559,541	3,937,448	3,618,735	3,974,467
Less allowance for credit losses	(102,996)	(117,368)	(106,415)	(115,960)

Net loans and lease finance receivables	3,456,545	3,820,080	3,512,320	3,858,507

Premises and equipment, net	38,933	41,907	39,738	41,671
Intangibles	7,629	11,285	8,073	11,758
Goodwill	55,097	55,097	55,097	55,097
Cash value of life insurance	114,320	110,877	113,767	110,332
FDIC loss sharing asset	78,275	117,467	84,183	125,261
Other assets	169,965	123,816	162,738	123,220

TOTAL	$6,432,637	$6,866,205	$6,476,852	$6,852,045

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,852,954	$1,621,507	$1,822,068	$1,598,199
Interest-bearing	2,637,536	2,922,559	2,705,203	2,913,978

Total Deposits	4,490,490	4,544,066	4,527,271	4,512,177

Other borrowings	1,097,416	1,485,896	1,115,864	1,513,045
Junior Subordinated Debentures	115,055	115,055	115,055	115,055
Other liabilities	63,570	54,589	59,652	53,874

Total Liabilities	5,766,531	6,199,606	5,817,842	6,194,151
Stockholders’ equity:
Stockholders’ equity	657,186	633,367	651,436	628,027
Accumulated other comprehensive income, net of tax	8,920	33,232	7,574	29,867

	666,106	666,599	659,010	657,894

TOTAL	$6,432,637	$6,866,205	$6,476,852	$6,852,045

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
dollar amounts in thousands, except per share

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Interest Income:
Loans held-for-sale	$10	$15	$29	$33
Loans and leases, including fees	48,980	54,684	98,325	109,056
Accelerated accretion on acquired loans	5,707	4,473	7,658	17,851

Total loans and leases, including fees	54,697	59,172	106,012	126,940
Investment securities:
Taxable	10,152	14,391	18,990	30,475
Tax-advantaged	5,921	6,409	11,840	12,941

Total investment income	16,073	20,800	30,830	43,416
Dividends from FHLB Stock	66	63	131	129
Federal funds sold & Interest-bearing CDs	346	238	721	340
Total interest income	71,182	80,273	137,694	170,825
Interest Expense:
Deposits	2,220	4,841	5,008	10,129
Borrowings and junior subordinated debentures	6,567	11,218	13,182	23,143

Total interest expense	8,787	16,059	18,190	33,272

Net interest income before provision for credit losses	62,395	64,214	119,504	137,553
Provision for credit losses	—	11,000	7,068	23,200

Net interest income after provision for credit losses	62,395	53,214	112,436	114,353
Other Operating Income:
Impairment loss on investment securities	(119)	—	(119)	(98)
Loss reclassified to/(from) other comprehensive income	—	—	—	(587)

Net impairment loss on investment securities recognized in earnings	(119)	—	(119)	(685)
Service charges on deposit accounts	4,029	4,196	7,752	8,461
Trust and investment services	2,259	2,209	4,412	4,327
Gain on sale of investment securities	—	8,781	—	8,781
Increase (reduction) in FDIC loss sharing asset	(1,689)	(1,587)	(274)	(12,170)
Other	1,514	1,819	4,201	4,493

Total other operating income	5,994	15,418	15,972	13,207
Other operating expenses:
Salaries and employee benefits	18,220	17,479	35,880	35,552
Occupancy	2,742	2,947	5,573	6,081
Equipment	1,339	1,835	2,829	3,754
Professional services	5,028	2,881	8,637	5,688
Amortization of intangible assets	866	939	1,767	1,889
Provision for unfunded commitments	—	450	732	1,700
OREO Expense	1,671	654	2,776	667
Other	7,289	14,262	15,266	22,038

Total other operating expenses	37,155	41,447	73,460	77,369

Earnings before income taxes	31,234	27,185	54,948	50,191
Income taxes	10,196	8,170	17,310	15,057

Net earnings	21,038	19,015	37,638	35,134
Allocated to restricted stock	82	64	148	119

Net earnings allocated to common shareholders	$20,956	$18,951	$37,490	$35,015

Basic earnings per common share	$0.20	$0.18	$0.35	$0.33

Diluted earnings per common share	$0.20	$0.18	$0.35	$0.33

Cash dividends per common share	$0.085	$0.085	$0.17	$0.17

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Interest income — (Tax-Effected) (te)	$73,652	$82,915	$142,634	$176,150
Interest Expense	8,787	16,059	18,190	33,272

Net Interest income — (te)	$64,865	$66,856	$124,444	$142,878

Return on average assets, annualized	1.31%	1.11%	1.17%	1.03%
Return on average equity, annualized	12.67%	11.44%	11.52%	10.77%
Efficiency ratio	54.33%	60.39%	57.21%	60.65%
Yield on average earning assets	4.95%	5.17%	4.78%	5.75%
Cost of deposits	0.20%	0.43%	0.22%	0.45%
Cost of deposits and customer repurchase agreements	0.22%	0.45%	0.24%	0.48%
Cost of funds	0.61%	1.04%	0.63%	1.08%
Net interest margin (te)	4.37%	4.18%	4.17%	4.67%
Net interest margin (te) excluding discount	3.92%	3.80%	3.85%	3.97%

Weighted average shares outstanding
Basic	105,659,326	105,988,971	105,655,290	105,961,239
Diluted	105,763,588	106,272,867	105,733,814	106,231,807
Dividends declared	$9,017	$9,041	$18,034	$18,076
Dividend payout ratio	42.86%	47.55%	47.91%	51.45%

Number of shares outstanding-EOP	106,084,192	106,435,754
Book value per share	$6.44	$6.33
Tangible Book value per share	$5.86	$5.71

	June 30,
	2011	2010
(Non-covered loans)
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$75,050	$82,850
Loans past due 90 days or more and still accruing interest	—	—
Other real estate owned (OREO), net	13,718	15,001

Total non-performing assets	$88,768	$97,851

Percentage of non-performing assets to total loans outstanding and OREO	2.77%	2.78%

Percentage of non-performing assets to total assets	1.37%	1.43%

Allowance for loan losses to non-performing assets	109.16%	121.15%

Net Charge-offs to Average loans	0.47%	0.38%

Allowance for Credit Losses:
Beginning Balance	$105,259	$108,924
Total Loans Charged-Off	(16,644)	(13,771)
Total Loans Recovered	1,212	195

Net Loans Charged-off	(15,432)	(13,576)
Provision Charged to Operating Expense	7,068	23,200

Allowance for Credit Losses at End of period	$96,895	$118,548

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands, except per share data)
(unaudited)
Quarterly Common Stock Price

	2011		2010		2009
Quarter End	High	Low	High	Low	High	Low
March 31,	$9.32	$7.83	$10.89	$8.44	$12.11	$5.31
June 30,	$9.94	$8.18	$11.85	$9.00	$7.77	$5.69
September 30,			$10.99	$6.61	$8.70	$4.90
December 31,			$9.09	$7.30	$9.00	$6.93
Quarterly Consolidated Statements of Earnings

	2Q	1Q	4Q	3Q	2Q
	2011	2011	2010	2010	2010
Interest income
Loans, including fees	$54,697	$51,315	$55,621	$58,165	$59,172
Investment securities and other	16,485	15,197	14,370	18,308	21,101

	71,182	66,512	69,991	76,473	80,273
Interest expense
Deposits	2,220	2,788	3,814	4,310	4,841
Other borrowings	6,567	6,615	7,028	9,548	11,218

	8,787	9,403	10,842	13,858	16,059
Net interest income before provision for credit losses	62,395	57,109	59,149	62,615	64,214
Provision for credit losses	—	7,068	12,700	25,300	11,000

Net interest income after provision for credit losses	62,395	50,041	46,449	37,315	53,214

Non-interest income	5,994	9,978	7,188	36,719	15,418
Non-interest expenses	37,155	36,305	41,805	49,318	41,447

Earnings before income taxes	31,234	23,714	11,832	24,716	27,185
Income taxes	10,196	7,114	1,958	6,789	8,170

Net earnings	21,038	16,600	9,874	17,927	19,015
Allocated to restricted stock	82	66	41	58	64

Net earnings allocated to common shareholders	$20,956	$16,534	$9,833	$17,869	$18,951

Basic earning per common share	$0.20	$0.16	$0.09	$0.17	$0.18
Diluted earnings per common share	$0.20	$0.16	$0.09	$0.17	$0.18

Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends Declared	$9,017	$9,017	$9,016	$9,011	$9,041

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Distribution of Loan Portfolio

	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010

Commercial and Industrial	$500,746	$490,316	$499,986	$509,502	$513,483
Real Estate:
Construction	119,637	169,562	223,478	280,756	305,724
Commercial Real Estate	2,237,975	2,255,247	2,272,270	2,280,861	2,321,257
SFR Mortgage	201,457	210,445	224,325	238,179	254,499
Consumer	59,496	61,622	67,371	71,487	73,342
Municipal lease finance receivables	119,792	122,897	129,128	149,584	154,042
Auto and equipment leases	16,998	17,399	17,982	20,658	23,754
Dairy and Livestock	296,801	325,052	376,143	359,778	378,785
Agribusiness	52,528	49,664	57,304	61,206	69,663

Gross Loans	3,605,430	3,702,204	3,867,987	3,972,011	4,094,549
Less:
Purchase Accounting Discount	(73,449)	(98,117)	(114,763)	(143,752)	(159,393)
Deferred net loan fees	(5,385)	(5,640)	(5,484)	(5,457)	(5,835)
Allowance for credit losses	(96,895)	(101,067)	(105,259)	(105,289)	(118,548)

Net Loans	$3,429,701	$3,497,380	$3,642,481	$3,717,513	$3,810,773

Covered Loans	$334,225	$348,759	$374,012	$403,822	$424,377

Non-covered Loans	3,095,476	3,148,621	3,268,469	3,313,691	3,386,396
Total Net Loans	$3,429,701	$3,497,380	$3,642,481	$3,717,513	$3,810,773

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Non-Performing Assets & Delinquency Trends
(Non-Covered Loans)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Non-Performing Loans
Residential Construction and Land	$1,080	$4,001	$4,090	$5,085	$2,789
Commercial Construction and Land	23,953	39,976	60,591	71,428	39,114
Residential Mortgage	17,786	18,425	17,800	14,543	12,638
Commercial Real Estate	24,731	34,950	64,859	56,330	20,639
Commercial and Industrial	4,649	7,542	3,936	6,067	7,527
Dairy & Livestock	2,672	2,996	5,207	5,176	—
Consumer	179	260	537	242	143

Total	$75,050	$108,150	$157,020	$158,871	$82,850

% of Total Loans	2.35%	3.33%	4.65%	4.65%	2.36%

Past Due 30-89 Days
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction and Land		1,492	—	—	9,093
Residential Mortgage	460	993	2,597	2,779	2,552
Commercial Real Estate	2,590	898	3,194	1,234	1,966
Commercial and Industrial	740	239	3,320	2,333	634
Dairy & Livestock	—	—	—	1,406	—
Consumer	91	9	29	494	139

Total	$3,881	$3,631	$9,140	$8,246	$14,384

% of Total Loans	0.12%	0.11%	0.27%	0.24%	0.41%

OREO
Residential Construction and Land	$—	$—	$—	$11,113	$11,113
Commercial Construction and Land	7,117	2,709	2,709	2,709	—
Commercial Real Estate	6,314	3,322	2,581	3,220	3,220
Commercial and Industrial	—	209	—	—	668
Residential Mortgage	287	—	—	345	—
Consumer	—	—	—	—	—

Total	$13,718	$6,240	$5,290	$17,387	$15,001

Total Non-Performing, Past Due & OREO	$92,649	$118,021	$171,450	$184,504	$112,235

% of Total Loans	2.90%	3.63%	5.08%	5.40%	3.20%

Net interest income and net interest margin reconciliations (Non-GAAP)
We use certain non-GAAP financial measures to provide supplemental information regarding our performance. The second quarter of 2011 net interest income and net interest margin include a yield adjustment of $5.7 million from discount accretion on covered loans. We believe that presenting the net interest income and net interest margin excluding the yield adjustment provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three months ended			Six months ended
	June 30, 2011			June 30, 2011
	(amounts in thousands)
	Average			Average
	Balance	Interest	Yield	Volume	Interest	Yield
Total interest-earning assets	$5,974,745	$71,182	4.95%	$6,017,731	$137,694	4.78%
Accelerated accretion on acquired loans	92,614	(5,707)		102,727	(7,658)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,067,359	$65,475	4.49%	$6,120,458	$130,036	4.44%

Net interest income and net interest margin (TE)		$64,865	4.37%		$124,444	4.17%
Yield adjustment to interest income from discount accretion		(5,707)			(7,658)

Net interest income and net interest margin (TE), excluding yield adjustment		$59,158	3.92%		$116,786	3.85%